The Bank of East Asia, Limited 東亞銀行有限公司

Date : 2nd October, 2007

Private & Confidential

Home Touch Limited
Flat 101 1/F
Stanhope House
734 King's Road
HK

Dear Sirs,

Re : Term Loan Facility of HK$300,000.00
Borrower : Home Touch Limited
Loan Account No. : 02-03-3002844-A(0091)

We are pleased to offer you a term loan facility subject to the terms and conditions hereunder:

1. Loan Amount : HKD300,000.00 (the "Loan").

2. Borrower : Home Touch Limited (the "Borrower").

3. Lender : The Bank of East Asia, Limited (the "Bank").

4. Guarantee : Mr. Ng Tze Lung David Gunawan & Ms. Yau Wai will provide guarantee to the Loan (the "Guarantor(s)"). In the event that the Guarantor(s) is or consists of more than one person or company, their obligation shall be joint and several.

5. Repayment : Principal of the Loan, together with interest thereon, shall be repaid by 24 equal monthly instalments of HKD14,450.00 each. Repayment shall commence on the date falling one month after drawdown of the Loan and thereafter on the same day of each and every succeeding calendar month until all the outstanding balance under the Loan has been repaid in full. Payment due on a non-banking day shall be paid on or as at the next succeeding banking day unless such banking day shall fall in the next calendar month when it shall be made on or as at the immediately preceding banking day. Banking day refers to a day on which commercial banks are open for business in Hong Kong (other than a Saturday) in the normal manner.

6. Interest Rate : Interest on the Loan will be charged on monthly basis and with monthly rests at the rate of 0.65% per month flat. The Bank shall at its absolute discretion apportion the monthly repayments between interest and principal.

7. Handling Fee : The Borrower shall pay to the Bank a non-refundable handling fee of HKD2,500.00 upon drawdown of the Loan.

8. Availability : The Loan shall not be available for drawing unless and until the completion of all the documents mentioned herein and safe receipt by the Bank of the following documents duly completed and signed by the relevant parties:

   - This facility letter;
   - Board resolution of the Borrower and the Guarantor(s), if applicable;
   - Notice to Guarantor in relation to the Guarantee;
   - Drawdown Notice; and
   - Direct Debit Authorisation.

   The Loan must be drawn within 30 days from the date of this letter (the "Availability Period"). The Availability Period shall be renewable subject to the sole and absolute discretion of the Bank. The Bank shall have the right to cancel any undrawn balance of the Loan if the Borrower defaults in repayment of any amount due in respect of the drawn portion of the Loan or breaches any of the terms and conditions hereunder.

9. Overdue Interest : Any arrears of payment due under the Loan will be subject to a charge of overdue interest calculated at 3.00% per month on all overdue amount or HK$100.00, whichever is the higher and shall be chargeable on a monthly basis.

The Bank of East Asia, Limited 東亞銀行有限公司
21st Floor, BEA Tower, Millennium City 5, 418 Kwun Tong Road, Kwun Tong, Kowloon, Hong Kong
[illegible]
Telephone 電話 (852) 3608 8888 Facsimile 傳真 (852) 3608 6000 Telex 電傳 HX 73017
www.hkbea.com

10. Prepayment : Early full settlement of the Loan is permissible subject to payment of the Loan or balance thereof, interest and other charges accrued up to the due date of the next monthly instalment after receipt of early prepayment notice by the Bank together with a full prepayment fee of 3.00% of the balance of the Loan at the time of making such payment.

11. Declarations, Warranties and Undertakings : The Borrower declares, represents, warrants and undertakes to the Bank as follows :

(a) The Borrower is and will continue to be duly registered for carrying a business in Hong Kong under the Business Registration Ordinance;
(b) The Borrower is not and shall not be an associate of the Bank;
(c) The Borrower is not and shall not be carrying on the business of a vendor;
(d) The Borrower shall not do or permit to be done anything which may or will prejudice or jeopardise the rights and interests of the Bank in respect of the Loan and/or the Goods;
(e) The Borrower and the Guarantor(s) shall keep the Bank informed of any change of address or other pertinent particulars recorded with the Bank;
(f) The Borrower and the Guarantor(s) shall deliver to the Bank any information including but not limited to audited accounts, bank statements and income proof as the Bank may from time to time reasonably request;
(g) No event of default as is referred to in clause (13) hereof nor any other condition event or act which with the giving of notice or lapse of time or both would constitute such event has occurred;
(h) The Borrower and any of the following parties have no relationship with the directors or employees (within the meaning of Section 83 of the Banking Ordinance) of The Bank of East Asia Group:
- Shareholders and directors of the Borrower, in the case of a limited company;
- Sole proprietor or any of the partners of the Borrower, in the case of an unlimited company;
- Any of the Guarantor(s); or
- Any of the security provider(s) in respect of the Loan.

The Borrower shall notify the Bank promptly in writing if the Borrower or any of the above parties become so related.

12. Termination : In the event of occurrence of any event of default as referred to in defined in clause (13) hereof, the Bank shall be entitled to terminate the Loan and demand immediate payment of the Loan or balance thereof together with interest, charges and all other sums payable hereunder.

13. Events of Default : (a) The Borrower fails to pay on the due date to the Bank any sum (including but not limited to any principal repayment and interest payment) that the Borrower is obliged to pay hereunder; or
(b) The Borrower fails to observe or perform any of the terms and conditions hereunder; or
(c) The Borrower or any of the Guarantor(s) becomes insolvent/bankrupt or goes into liquidation or any liquidator or receiver is or has been appointed over all or a substantial portion of the business or assets of the Borrower or the Guarantor(s); or
(d) The Borrower or any of the Guarantor(s) appears either to be unable to pay or to have no reasonable prospect of being able to pay any debt within the meaning of the Bankruptcy Ordinance (Cap.6) or has a receiving order against it; or
(e) Any loan / hire purchase / lease agreement entered into between the Borrower and the Bank is terminated as a result of any event of default as defined thereunder; or
(f) There occurs, in the opinion of the Bank, a material adverse change in the financial condition of the Borrower or the Guarantor(s) or there occurs, in the opinion of the Bank, any situation which has materially and adversely affected or would materially and adversely affect the ability of the Borrower or the Guarantor(s) to perform any or all of its obligation hereunder; or

(g) Resolutions are passed or orders are made for winding up of the Borrower other than for the purposes of and followed by a reconstruction or amalgamation or reorganisation the terms of which shall have first been approved by the Bank; or

(h) Any indebtedness of the Borrower or the Guarantor(s) becomes due before its stated maturity or when called or the Borrower or the Guarantor(s) defaults under, or commits a breach of, any instrument or agreement relating to any such indebtedness or guarantee; or

(i) Any step is taken by any person for the purpose of a reconstruction, amalgamation, reorganisation, merger or take-over involving the Borrower or any of the Guarantor(s) (except for a merger or take-over on terms approved by the Bank before the step is taken); or

(j) Any representation, warranty or statement made by the Borrower hereunder is not complied with or is or proves to be incorrect or misleading in any material respect when made, repeated or deemed to be repeated.

14. Guarantee Obligations :

(a) In consideration of the Bank agreeing to make available to the Borrower the Loan, the Guarantor(s) irrevocably and unconditionally guarantees the due and prompt payment, performance and discharge by the Borrower of all its obligations and compliance with all provisions hereof including, without prejudice to the generality of the foregoing, the repayment payable under Clause 6 and covenants that if the Borrower shall default in payment of any sum, it shall on demand pay or procure the payment of all sums due and the performance of all obligations in the manner required and further shall pay :-

i) interest (both before and after judgment) on any amount for the time being unpaid and due to the Bank hereunder, from the date of demand on the Guarantor(s) until payment, at the above mentioned overdue interest rate calculated on a day to day basis and compounded monthly; and

ii) legal and other costs, charges and expenses (on a full indemnity basis) incurred by the Bank in enforcing or endeavouring to enforce the provisions hereof.

(b) As a separate and independent covenant, the Guarantor(s) shall be liable as sole principal debtor and obligor and not merely surety for all obligations hereby guaranteed if the same are not recoverable from or enforceable against it as a surety for any reason (whether or not known to the Bank before the liabilities were incurred) and its liability shall not be affected by anything which would not discharge its liability as principal. The Guarantor(s) undertakes to indemnify the Bank against all losses, damages and expenses which may be sustained or incurred by reason of on account of any breach, neglect, misperformance or non-performance on the part of the Borrower of the terms hereunder or any part of them.

(c) The Bank may at any time or times whether before or after any demand hereunder without discharging or in any way affecting the Guarantor(s)' liability and without prior notice or demand determine or amend the terms and conditions hereunder in any manner or grant to the Borrower or to any other person any time, indulgence, waiver or consent, compound with, discharge, release or vary the liability of the Borrower or any other person or other guarantor or concur in, accept or vary any compromise, arrangement or settlement with the Borrower or any other person or concur in or vary any arrangement for the benefit of creditors.

(d) The Guarantor(s) hereby represents and warrants to the Bank that all necessary actions and authorisations for the Guarantor(s) to enter into this agreement and to perform its obligations hereunder have been taken and obtained.

(e) This guarantee shall be a continuing guarantee and until all liabilities due or incurred by the Borrower to the Bank shall have been paid or discharged in full notwithstanding payment in whole or in part thereof by the Guarantor(s) or any purported release or cancellation, the Guarantor(s) shall not claim any set-off or counterclaim against the Borrower or make or enforce any claim or right against the Borrower or prove in competition with the Bank.

(f) The death, bankruptcy, insolvency or winding up of any one or more of the Guarantor(s) shall not discharge the other(s) of the liabilities and obligations hereof.

(g) The Guarantor(s) hereby authorises the Bank to grant or allow any time, relaxation or indulgence to the Borrower and to make any composition with the Borrower as the Bank thinks fit. The Guarantor(s) declares that the giving of such time, relaxation or indulgence or compounding shall not discharge the liability of the Guarantor(s) to the Bank.

15. Sharing of Credit Data

(a) The Borrower and each of the Guarantor(s) hereby acknowledge and agree that, subject to this sub-clause 15(b), any information with respect to the Borrower and the Guarantor(s) which is provided by the Borrower and the Guarantor(s) at the Bank's request or collected in the course of dealings between the Borrower and the Bank may be disclosed to, or used and retained by any credit reference agency or similar service provider for the purpose of verifying such information or enabling them to provide such information to other institutions:

   i. in order that they may carry out credit and other status checks in respect of the Borrower and the Guarantor(s) in their capacity as applicant for, or guarantor of, credit facilities; and
   ii. for the purposes of reasonable monitoring of any indebtedness while there is a current default by the Borrower or the Guarantor(s).
   iii. for creating and maintaining the Bank's credit scoring models.

(b) The Borrower and the Guarantor(s) may by giving the Bank 60 days' notice in writing (which will take effect from the date of receipt by the Bank) revoke the consent contained in this sub-clause 15(a);

(c) If the Borrower and any of the Guarantor(s) give notice to revoke the consent given pursuant to this sub-clause 15(a) in accordance with this sub-clause 15(c):

   i. subject to this sub-clause 15(c)(vi) and (vii) below, the Bank may continue to disclose information pursuant to this sub-clause 15(a) until the notice of revocation given pursuant to this sub-clause 15(c) expires;
   ii. the Bank may notify all persons to whom the Bank is permitted to disclose information pursuant to this sub-clause 15(a) of the fact that a notice of revocation has been given pursuant to this sub-clause 15(b);
   iii. the Bank may regard the notice of revocation served on the Bank as also applying to the consent the Borrower and the Guarantor(s) have previously given in respect of all other credit facilities granted to the Borrower and the Guarantor(s);
   iv. the Bank may terminate any facilities extended to the Borrower with effect from the date to be advised by the Bank;
   v. the credit reference agency or similar service provider may continue to retain information provided to it by the Bank in its internal archive for its internal use but not for provision of such information to other institutions when they seek credit reports;
   vi. the Bank may continue to provide information relating to hire purchase and leasing transactions and loans to wholesalers and retailers to finance the acquisition of stock in trade to the credit reference agency or similar service provider notwithstanding revocation of the consent referred to in this sub-clause 15(b); and
   vii. the credit reference agency or similar service provider may continue to provide information relating to hire purchase and leasing transactions and loans to wholesalers and retailers to finance the acquisition of stock in trade and information which is a matter of public record notwithstanding the revocation of the consent referred to in this sub-clause 15(c).

(d) Subject to this sub-clause 15(b) and (c), this consent shall remain in effect:

   i. as long as the Borrower maintains an account relationship with the Bank and for a period of five years thereafter; or
   ii. if later, for the period of five years after the date of settlement following a payment default of more than sixty days.

Date: 2nd October, 2007

Home Touch Limited

(c) The provision hereunder supersedes any previous Customer Consent Form previously signed by the Borrower. The acknowledgement and agreement contained in this document are in addition to and do not affect any agreement or consent contained in the Bank's account documentation and/or standard terms and conditions.

16. Other Conditions :

(a) The Borrower's consent is hereby given for the Bank's access to all information concerning the Loan and other related purposes and authorize the Bank to disclose the Borrower's information to such parties, including but not limited to credit reference agency, as is necessary for verification of the information provided by the Borrower, checking the creditworthiness of the Borrower and enforcement of any terms and conditions hereunder;

(b) The Bank shall at its absolute discretion assign or transfer any or all of its right and obligations in relation to the Loan to any other party and disclose on confidential basis such information about the Borrower and the Guarantor(s) and the Loan to a potential assignee or participant as the Bank may consider appropriate without notice to the Borrower and the Guarantor(s);

(c) The Bank may at any time without prior notice to the Borrower apply the credit balance on any account which the Borrower and any of the Guarantor(s) maintains with the Bank in or towards discharging the Borrower's and the Guarantor(s)' liabilities in respect of the Loan;

(d) The Borrower and the Guarantor(s) shall sign or execute such other documents as may from time to time be requested by the Bank in connection with the Loan;

(e) Interest on the Loan and all other charges shall be subject to variation from time to time at the Bank's absolute discretion;

(f) The Bank shall at its absolute discretion take such action as it deems fit to enforce these Terms and Conditions including without limitation to the employment of debt collection agencies to collect any sums owing to the Bank and the Borrower shall indemnify the Bank in full for all reasonable costs and expenses including legal fees and the charges of any debt collection agencies incurred by the Bank in respect of any such enforcement action;

(g) The Borrower shall forthwith on demand reimburse the Bank all out of pocket expenses (including but not limited to legal fees and disbursements) incurred by the Bank in connection with the Loan including, without limitation, the negotiation, preparation, execution and/or enforcement of this facility letter and other relevant documents as specified in clause (8) hereof;

(h) The Bank reserves the rights to amend any of the Terms and Conditions of the Loan at any time upon notice to the Borrower and the Guarantor(s);

(i) Each of the terms and conditions hereunder is severable and distinct from the others and, if one or more of such terms and conditions is or becomes illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining terms and conditions shall not be affected or impaired in any way;

(j) No relaxation, forbearance or indulgence by the Bank in enforcing any of the terms and conditions hereunder or the granting of time hereunder shall prejudice, affect or restrict any of the rights and powers of the Bank hereunder. No failure or delay on the part of the Bank to exercise any power, right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy, nor shall the giving by the Bank of any consent to any act or thing which by the terms and conditions hereunder requires such consent prejudice the Bank's right to withhold or give consent to the doing of any other similar act or thing. The rights and remedies provided hereunder are cumulative and are not exclusive of any rights or remedies provided by law or in equity, by statute or otherwise;

Date: 2nd October, 2007

Home Touch Limited

(5) The Borrower agrees that the Bank may from time to time provide to the Guarantor(s), any person who has given or who proposes to give a guarantee or a third party security to secure any of the Borrower's liabilities hereunder a copy of the contract evidencing the obligations to be guaranteed or secured or a summary thereof, copies of any formal demand for overdue payment which may be sent to the Borrower, and copies of the latest statements of account provided to the Borrower.

17. Entire Agreement : This letter constitutes the entire agreement of the Bank and the Borrower and supersedes any previous expressions of intent or understanding in respect of this transaction.

18. Overriding Right of Repayment : Notwithstanding anything contained herein to the contrary, the Loan, interest and any other sum owing under the Loan will be subject to the Bank's customary overriding right of repayment upon demand and the Bank hereby reserves the unfettered right of terminating the Loan at any time without notice.

19. Governing Law and Jurisdiction : The Loan, this letter and all documents involved and the rights and obligations of the Bank, the Borrower and the Guarantor(s) hereunder shall be governed by the laws of the Hong Kong Special Administrative Region and each of the parties hereto hereby submits to the non-exclusive jurisdiction of the Hong Kong Courts. The Borrower acknowledges that the Bank reserves the right to take any actions deemed appropriate against the Borrower.

Please confirm your acceptance of the terms and conditions outlined above by signing as indicated.

Yours sincerely,
For and on behalf of
The Bank of East Asia, Limited

Authorised Signatures

We agree and accept the terms and conditions contained in this letter

For and on behalf of
HOME TOUCH LIMITED

Borrower — Authorized Signature(s)
BR No. : 34765114

The Guarantor(s) agree to be bound by the above terms and conditions

Guarantor(s) : Ng Tze Lung David Gunawan
ID No. : H865685(9)

Yau Wai
H363744(7)

In the presence of

Date : 3/10/2007

To 致： Ng Tze Lung David Gunawan & Yau Wai

Date 日期： 3/10/2007

Dear Sir/Madam 敬啟者：

Re 有關： Borrower 借款人：Home Touch Limited
Chargor/Mortgagor/Guarantor 押記人／按揭人／擔保人：Ng Tze Lung David Gunawan & Yau Wai
Security 抵押：
- ☒ Personal Guarantee 個人擔保
- ☐ Charge of Cash Deposits of HK$ ______ 現金存款押記：港元
- ☐ Charge over Option under Hire Purchase Agreement dated ______ [illegible]
- ☐ Charge over Vehicle 車輛押記
- ☐ Others: 其他

The Borrower has applied to us for certain banking or credit facilities or financial arrangement or accommodation as detailed in Part I hereof to be granted to the Borrower. The Borrower has informed us that you may be prepared to provide the Security as security for the indebtedness of the Borrower. It is necessary for us to know from you the following: [illegible]

Whether you seek independent legal advice 閣下是否尋求獨立法律意見

We set out a Warning Notice in Part II hereof for your attention. Kindly acknowledge receipt by signing and returning to us this document. [illegible]

You are recommended to instruct your own solicitor who will be able at every stage of the transaction to protect your interest and to give you independent legal advice. Please complete the last part of this document to indicate if you will instruct a solicitor to act for you. [illegible]

PART I 第一部份

It has been proposed that you give a guarantee or third party security as indicated in the beginning part of this document (the "Security") in favour of The Bank of East Asia, Limited (the "Lender") to secure the obligations of Home Touch Limited (the "Borrower") under the below listed agreement(s) (the "Agreement") signed between the Lender and the Borrower in connection with the grant of certain banking or credit facilities or financial arrangement or accommodation mentioned in the Agreement. [illegible] ______ [illegible]

Description of the Agreement 協議描述

- ☐ Hire purchase agreement(s) dated ______ [illegible]
- ☐ Lease agreement(s) dated ______ [illegible]
- ☒ Loan/banking agreement(s)/facility letter(s) dated 2/10/2007 [illegible]
- ☐ others 其他：

Please be advised that: 請注意：

1. by giving the Security, you might become liable instead of or as well as the Borrower; [illegible]
2. the Security will secure all sums of money debts and liabilities now or at any time hereafter or from time to time owing or incurred due but unpaid by the Borrower to the Lender whether certain or contingent, present or future up to the extent of HK$[illegible] (the "Facility Amount") plus all interest accrued on such sums and fees, charges, expenses and any other moneys payable by the Borrower to the Lender, including but not limited to the termination fee as specified in the Agreement; [illegible] ______ [illegible]
3. the liabilities secured by the Security are payable on demand; [illegible]
4. you would be called upon to honour your obligations under the Security on default by the Borrower under the circumstances specified in the Security; [illegible]

5. ☒ your liabilities under the Security will not cease until all debts and liabilities of the Borrower to the Lender have been discharged in full. [illegible]

☐ you may at any time by notice in writing terminate the Security and your liabilities under the Security will cease on and from a date not less than six calendar months after the receipt by the Lender of the said notice of termination provided that you will remain liable for all debts and liabilities of the Borrower up to the date of termination. [illegible]

PART II (WARNING NOTICE) 第二部份（警告）

1. The Borrower has applied to the Lender for certain banking or credit facilities or financial arrangement or accommodation including without limitation loans, advances, hire purchase or leasing facilities, banking facilities / mortgage loan to the extent of the Facility Amount to be granted to the Borrower on the Security. [illegible]

2. Before you sign the security documents relating to the Security which you have to sign if you go on with the transaction you should instruct a solicitor to protect your interests and to ensure that your rights and liabilities under the security documents are properly protected. [illegible]

3. YOU ARE RECOMMENDED TO INSTRUCT YOUR OWN SOLICITOR who will be able at every stage of the transaction to protect your interest and to give you independent legal advice. [illegible]

4. If you do not instruct your own solicitor, you may be required to attend the office of the Lender solely to sign and execute the security documents and the Lender will only explain and witness your signing and execution of the security documents. The Lender does not act as your solicitor and will not be giving you any legal advice regarding the security documents. [illegible]

5. YOU ARE STRONGLY ADVISED to obtain the financial information of the Borrower, the Chargor, the Mortgagor, the Guarantor (and/or any co-Borrower / co-Mortgagor / co-Guarantor / co-Chargor) and engage your own financial adviser to give you advice on such financial information before signing and executing the security documents; [illegible]

6. If you decide to go on with the transaction and sign and execute the security documents, your liability under the security documents will be limited to the Security Amount plus all interest accrued on such sums and fees, charges, expenses and any other moneys payable by the Borrower to the Lender, including but not limited to the termination fee as specified in the Agreement; [illegible]

7. You also have the choice not to proceed with the transaction in connection with the banking or credit facilities or financial arrangement or accommodation to be granted to the Borrower; [illegible]

8. Please think carefully before deciding whether to proceed with the transaction. You are free to choose whichever option you prefer. [illegible]

Yours faithfully,
For and on behalf of
THE BANK OF EAST ASIA, LIMITED
[illegible]

Authorized Signature(s)
[illegible]

To: The Bank of East Asia, Limited
致： [illegible]

I/We confirm that the Security should be limited to the amount and in the manner mentioned above. I/We hereby further confirm that I am/we are fully aware of the aforesaid and have perused a copy of the Agreement provided by the Lender and have received a copy of this document and fully understand the contents thereof. [illegible]

The Bank of East Asia, Limited has advised me/us to seek independent legal advice before providing the Security. After due consideration, I/we confirm that: [illegible]

☐ I/We will seek independent legal advice and will instruct the following solicitor to act on my/our behalf: [illegible]
Name of Solicitor [illegible]:

☑ I/We do not want to seek independent legal advice. I/We also confirm that I/we fully understand the nature and effect of the Security and I/we agree to give the Security of my/our own free will without any influence or pressure from the Borrower or any party [illegible]

Signed by the Guarantor(s) / Third Party Security Provider(s)
[illegible]